Exhibit 99.1

Sylvia Wheeler	Takeda Pharmaceutical Company Limited
Vice President, Corporate Communications	Corporate Communications Dept. (PR/IR)
Affymax, Inc.	+81-3-3278-2037
650-812-8861
Jocelyn Gerst
Corporate Communications
Takeda Pharmaceuticals U.S.A.
224-554-5542

OMONTYS® (PEGINESATIDE) INJECTION NOW AVAILABLE FOR ADULT CHRONIC KIDNEY DISEASE (CKD) PATIENTS ON DIALYSIS IN THE UNITED STATES

— Only Once-Monthly Erythropoiesis-Stimulating Agent Launched In The United States —

Palo Alto, Calif. and Osaka, Japan — April 24, 2012 — Affymax, Inc. (Nasdaq:AFFY) and Takeda Pharmaceutical Company Limited (TSE:4502), today announced that OMONTYS® (peginesatide) Injection is now available only for use in treating anemia due to chronic kidney disease (CKD) in adult patients on dialysis.  OMONTYS is the only once-monthly erythropoiesis-stimulating agent (ESA) for anemia available to the dialysis patient population in the United States.  OMONTYS is co-marketed by Affymax and Takeda Pharmaceuticals U.S.A. (TPUSA) and distributed by TPUSA.  See below for Full Indication, Limitations of Use and Important Safety Information including Boxed WARNINGS.

OMONTYS was approved by the U.S. Food and Drug Administration (FDA) on March 27, 2012.  It is administered either intravenously (IV) or subcutaneously (SC) as a single monthly injection.  Dialysis providers interested in ordering OMONTYS should contact their group purchasing organizations (GPOs), specialty distributors or call 1-855-GOMONTYS (1-855-466-6689).

“Today’s announcement represents an important milestone in the field as nephrologists and anemia nurses will now be able to use the first once-monthly treatment for anemia for adult dialysis patients available in the United States,” said John Orwin, chief executive officer, Affymax.  “We are excited to partner with the dialysis community and support the important work they do for patients.”

“We look forward to working with the dialysis community as they implement this once-monthly medicine into their practice,” said Douglas Cole, president, Takeda Pharmaceuticals U.S.A.  “In partnership with Affymax, we will support the providers and physicians as they convert their adult CKD patients on dialysis to OMONTYS.”

Takeda’s consolidated financial statements for the 2011 fiscal year will be announced on May 11, 2012.  The fiscal 2012 outlook and Mid-Range Plan 2012-14 will also be presented, which will include this product launch.

About OMONTYS

OMONTYS® (peginesatide) Injection is a synthetic, pegylated, peptide-based ESA.  It is the only ESA that is peptide-based and its building blocks (amino acids) are arranged in a different order than erythropoietin (i.e., it has no sequence homology to endogenous erythropoietin).

On March 27, 2012, the United States Food and Drug Administration approved OMONTYS for the treatment of anemia due to chronic kidney disease (CKD) in adult patients on dialysis.  OMONTYS is not indicated and is not recommended for use in patients with CKD not on dialysis, in patients receiving treatment for cancer and whose anemia is not due to CKD, or as a substitute for red blood cell (RBC) transfusions in patients who require immediate correction of anemia.  OMONTYS has not been shown to improve symptoms, physical functioning or health-related quality of life.

OMONTYS is the only once-monthly erythropoiesis-stimulating agent (ESA) for anemia available to the dialysis patient population in the United States.

In February 2012, Takeda and its wholly-owned subsidiary, Takeda Global Research & Development Centre (Europe) Ltd. announced the acceptance of a Marketing Authorization Application (MAA) for peginesatide by the European Medicines Agency (EMA).  The application is currently under review by that agency.

About Anemia Due to CKD in Adult Patients on Dialysis

Anemia (a condition in which blood has a lower than normal number of red blood cells) is a common complication in CKD patients on dialysis because their kidneys no longer produce enough erythropoietin, the hormone that stimulates red blood cell production in the body.  As of 2009, the United States Renal Data System noted there were nearly 400,000 people in the United States who were on dialysis.  According to the Centers for Medicaid and Medicare Services (CMS), nearly 95 percent of dialysis patients in the United States are being treated for anemia with ESAs.

For more information about OMONTYS, visit www.omontys.com.

IMPORTANT SAFETY INFORMATION

WARNING: ESAs INCREASE THE RISK OF DEATH, MYOCARDIAL INFARCTION, STROKE, VENOUS THROMBOEMBOLISM, THROMBOSIS OF VASCULAR ACCESS AND TUMOR PROGRESSION OR RECURRENCE.

Chronic Kidney Disease:

•                  In controlled trials, patients experienced greater risks for death, serious adverse cardiovascular reactions, and stroke when administered erythropoiesis-stimulating agents (ESAs) to target a hemoglobin level of greater than 11 g/dL.

•                  No trial has identified a hemoglobin target level, ESA dose, or dosing strategy that does not increase these risks.

•                  Use the lowest OMONTYS dose sufficient to reduce the need for red blood cell (RBC) transfusions.

Contraindications

OMONTYS is contraindicated in patients with uncontrolled hypertension.

Warnings and Precautions

Increased mortality, myocardial infarction, stroke, and thromboembolism:

•                  Using ESAs to target a hemoglobin level of greater than 11 g/dL increases the risk of serious adverse cardiovascular reactions and has not been shown to provide additional benefit.  Use caution in patients with coexistent cardiovascular disease and stroke.  Patients with CKD and an insufficient hemoglobin response to ESA therapy may be at even greater risk for cardiovascular reactions and mortality than other patients. A rate of hemoglobin rise of >1 g/dL over 2 weeks may contribute to these risks

•                  In controlled clinical trials of ESAs in patients with cancer, increased risk for death and serious adverse cardiovascular reactions was observed.  These adverse reactions included myocardial infarction and stroke

•                  In controlled clinical trials of ESAs, ESAs increased the risk of death in patients undergoing coronary artery bypass graft surgery (CABG) and deep venous thrombosis (DVT) in patients undergoing orthopedic procedures

•                  In 2 trials of OMONTYS, patients with CKD not on dialysis experienced increased specific cardiovascular events

Increased mortality and/or increased risk of tumor progression or recurrence in patients with cancer: The safety and efficacy of OMONTYS have not been established for use in patients with anemia due to cancer chemotherapy.  OMONTYS is not indicated in patients with cancer receiving chemotherapy.

Hypertension: OMONTYS is contraindicated in patients with uncontrolled hypertension.  Appropriately control hypertension prior to initiation of and during treatment with OMONTYS.  Reduce or withhold OMONTYS if blood pressure becomes difficult to control.  Advise patients of the importance of compliance with antihypertensive therapy and dietary restrictions.

Lack or loss of response to OMONTYS: For lack or loss of hemoglobin response to OMONTYS, initiate a search for causative factors.  If typical causes of lack or loss of hemoglobin response are excluded, evaluate for antibodies to peginesatide.

Dialysis management: Patients receiving OMONTYS may require increased anticoagulation with heparin to prevent clotting of the extracorporeal circuit during hemodialysis.

Laboratory monitoring: Evaluate transferrin saturation and serum ferritin prior to and during OMONTYS treatment.  Administer supplemental iron therapy when serum ferritin is less than 100 mcg/L or when serum transferrin saturation is less than 20%.

Adverse reactions

The most common adverse reactions in clinical studies in patients with CKD on dialysis treated with OMONTYS were dyspnea, diarrhea, nausea, cough, and arteriovenous fistula site complication.

Please click here for Full Prescribing Information including Boxed WARNINGS, or visit www.omontys.com.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company based in Palo Alto, California.  Affymax’s mission is to discover, develop and deliver innovative therapies that improve the lives of patients with kidney disease and other serious and often life-threatening illnesses.

The company’s first marketed product, OMONTYS, was approved by the U.S. Food and Drug Administration (FDA) in March 2012.  For additional information on Affymax, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the potential advantages of OMONTYS, the continuation and success of Affymax’s collaboration with Takeda, the timing and potential for EMA review of the MAA and the commercialization of OMONTYS.  Affymax’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to EMA review of the MAA, regulatory requirements by the FDA, the EMA or other regulatory authorities, including post-marketing studies and Risk Evaluation and Mitigation Strategy, the continued safety and efficacy of OMONTYS, the timing of patient accrual in ongoing and planned clinical studies, industry and competitive environment, financing requirements and our ability to access capital and other matters that are described in Affymax’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Affymax undertakes no obligation to update any forward-looking statement in this press release.

About Takeda Pharmaceutical Company Limited

Located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals.  As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to strive towards better health for patients worldwide through leading innovation in medicine.  Additional information about Takeda is available through its corporate website, www.takeda.com.

About Takeda Pharmaceuticals U.S.A., Inc. and Takeda Global Research & Development Center, Inc.

Based in Deerfield, Ill., Takeda Pharmaceuticals U.S.A., Inc. and Takeda Global Research & Development Center, Inc. are subsidiaries of Takeda Pharmaceutical Company Limited, the largest pharmaceutical company in Japan.  The respective companies currently market oral diabetes, insomnia, rheumatology, gastroenterology and cardiovascular disease treatments and seek to bring innovative products to patients through a pipeline that includes compounds in development for diabetes, gastroenterology, neurology and other conditions.  To learn more about these Takeda companies, visit www.tpna.com.

This press release contains forward-looking statements.  Forward-looking statements include statements regarding Takeda’s plans, outlook, strategies, results for the future, and other statements that are not descriptions of historical facts.  Forward-looking statements may be identified by the use of forward-looking words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “should,” “anticipate,” “plan,” “assume,” “continue,” “seek,” “pro forma,” “potential,” “target,” “forecast,” “guidance,” “outlook” or “intend” or other similar words or expressions of the negative thereof.  Forward-looking statements are based on estimates and assumptions made by management that are believed to be reasonable, though they are inherently uncertain and difficult to predict. Investors are cautioned not to unduly rely on such forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Some of these risks and uncertainties include, but are not limited to, (1) the economic circumstances surrounding Takeda’s business, including general economic conditions in Japan, the United States and worldwide; (2) competitive pressures and developments; (3) applicable laws and regulations; (4) the success or failure of product development programs; (5) actions of regulatory authorities and the timing thereof; (6) changes in exchange rates; (7) claims or concerns regarding the safety or efficacy of marketed products or product candidates in development; and (8) integration activities with acquired companies.

The forward-looking statements contained in this press release speak only as of the date of this press release, and Takeda undertakes no obligation to revise or update any forward-looking statements to reflect new information, future events or circumstances after the date of the forward-looking statement.  If Takeda does update or correct one or more of these statements, investors and others should not conclude that Takeda will make additional updates or corrections.

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